EXHIBIT 99.1

Contacts:

Don Tatzin Chief Financial Officer (510) 683-5900	Christopher Bunn Director Investor Relations (510) 438-4782

AXT, Inc. to Record $24.0 Million in Impairment Charges in the June Quarter
Pro Forma Outlook Remains In-Line With Previous Guidance

FREMONT, Calif. — May 30, 2002 — AXT, Inc. (Nasdaq: AXTI), a leading manufacturer of compound semiconductor substrates and opto-electronic devices, today announced it expects to record non-cash charges in the quarter ending June 30, 2002 for the impairment of assets totaling $24.0 million.

In the second quarter of 2002, in connection with its ongoing review of its portfolio of assets, AXT performed a balance sheet review that identified assets whose carrying value amounts are not recoverable. The Company calculated the present value of expected cash flows of certain operating assets to determine their fair value. As a result, AXT will record asset impairment charges for the write-down of fixed assets totaling $24.0 million. This non-cash impairment charge consists of $14.1 million related to excess capacity at AXT’s Fremont substrate facility, and $9.9 million in the opto-electronics segment reflecting the outlook for slow market improvement for communication laser diodes. Additionally, AXT will continue to assess the recoverability of its investment in Finisar Corporation common stock (Nasdaq: FNSR), and may take further impairment charges on this investment at quarter end.

The Company expects that pro forma operating results, excluding the non-cash impairment charges, for the second quarter ending June 30, 2002 will be in line with previously announced guidance. The substrate business is expected to achieve three to six percent sequential revenue growth. The LED business is expected to grow 15 to 20 percent compared with the first quarter of 2002 and remains capacity constrained.

Upcoming Conference Attendance

AXT plans to participate in CIBC’s Telecommunications Investor Conference at the Plaza Hotel in New York City on June 11, and Bear Stearns’ 13th Annual Technology Conference at the Grand Hyatt in New York City on June 12th. AXT also expects to participate in the 2002 Pacific Crest Technology Forum at the Sonnenalp Resort in Vail, Colorado August 11th-14th.

About AXT, Inc.

AXT designs, develops, manufactures and markets high-performance compound semiconductor substrates for the fiber optics and communications industries. The Company’s proprietary Vertical Gradient Freeze (VGF) crystal growth technology produces low-defect, semi-insulating and semi-conducting gallium arsenide, indium

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AXT, Inc. to Record $24.2 Million in Impairment Charges in the June Quarter
May 30, 2002

phosphide and germanium substrates. AXT also is a leading producer of light-emitting diodes (LEDs), such as blue, green, and cyan LEDs for the display and lighting industries and edge emitting and vertical-cavity surface emitting lasers (VCSELs) for the fiber optics industry. For more information, see AXT’s website at http://www.axt.com. The Company can also be reached at 4281 Technology Drive, Fremont, California 94538 or by calling 510-683-5900. AXT is traded on the Nasdaq National Market under the symbol AXTI.

Safe Harbor

This press release may contain forward-looking statements regarding AXT’s future performance and near-term outlook, including the performance of AXT’s products in commercial markets, our future financial performance, expected cash flows and fair value of certain operating assets and the impact of impairment charges on our financial results. Forward-looking statements address matters that are subject to a number of risks and uncertainties that can cause actual results to differ materially. Changes in the business might not match management’s forecasts used to calculate the impairment charge and we may be required to take additional impairment charges in the future or to reverse a portion of these charges. In addition to the general risks associated with the slowdown in our industry and development of complex technology, our future results will depend on a variety of factors, including the expansion of our China operations which may be costlier or take more time than expected, the timing, volume, and pricing of orders from customers, our ability to expand our manufacturing capacity to meet demand for our products, our ability to make product improvements on a timely basis, slowdowns in the wireless handset market which have caused our customers to reduce or delay orders of our products, and war or terrorist activity that disrupt our manufacturing capabilities or interrupt the sale of our products. Reference is made to AXT’s filings with the Securities and Exchange Commission, including AXT’s Form 10-K for the year ended December 31, 2001, for further discussion of risks and uncertainties regarding AXT’s business.

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